Exhibit 23.2

CAPELOGIC INCORPORATED Providing Technology Solutions for Financial Services

1 Windhaven Court Monroe, Twp NJ 08831

Telephone: (609)488-7930 Fax: (609) 662-1719

Web: www.capelogic.com

April 28, 2017

Olden Lane Securities LLC

200 Forrestal Rd., Suite 3B

Princeton, NJ 08540

Re:	Series 2 of Olden Lane Trust CMS Taxable Municipal Trust 1

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-215359 for the above captioned fund and acknowledge that Capelogic, Inc. is currently acting as the independent pricing agent for Series 2 of Olden Lane Trust. We hereby consent to the reference to Capelogic, Inc. as independent pricing agent.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

Capelogic, Inc.

By: /s/ Salman Ahmad___________

Salman Ahmed

Treasurer